Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Announces Completion of New $1.7 Billion Credit Facility

MARYSVILLE, Ohio (June 30, 2011) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that it has entered into a new $1.7 billion secured revolving credit facility, replacing its existing $2.2 billion facility, which was set to expire in February 2012.

The transaction completes a process in which the Company has overhauled its capital structure and successfully staggered the maturities and sources of its borrowings. The current facility is scheduled to mature in 2016. Over the past 18 months, ScottsMiracle-Gro had two bond offerings of $200 million apiece which have maturities in 2020 and 2018 respectively.

“We are pleased to have now completed the process of replacing our previous credit facility on terms we believe are favorable and in a manner that reduces risk by diversifying both our sources of financing and maturity schedule,” said Dave Evans, chief financial officer. “The financing structure is aligned with our business strategy and capital structure strategy, giving us the ability to properly invest in our business while also continuing to return cash to shareholders.”

JP Morgan Chase Bank, as Administrative Agent, and Bank of America Merrill Lynch, as Syndication Agent, led a syndicate of 24 other lending banks.

About ScottsMiracle-Gro

With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, general economic conditions and other factors described in the Company’s reports filed with the Securities and Exchange Commission.

Contact Information

Jim King

Senior Vice President,

Investor Relations and Corporate Affairs

The Scotts Miracle-Gro Company

(937) 578-5622